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                                                                EXHIBIT 99(c)(2)

                             STOCKHOLDERS AGREEMENT


                  THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of _______ __, 1999 by and among TAGTCR Acquisition, Inc., a Delaware corporation ("TAGTCR"), each of the Persons listed on the signature pages attached hereto, and each of the other Persons who hereafter agree to become party to and bound by this Agreement (collectively the "Stockholders"). Capitalized terms used but not otherwise defined herein are defined in Section 10 hereof.

                  WHEREAS, TAGTCR has been formed for the purpose of merging (the "Merger") with and into CompDent Corporation, a Delaware corporation ("CompDent") pursuant to the terms, and subject to the conditions, set forth in the Amended and Restated Agreement and Plan of Merger, dated as of July 28, 1998 and amended and restated as of January 18, 1999, by and among TAGTCR, CompDent and others, as amended from time to time (the "Merger Agreement").

                  WHEREAS, by virtue of the Merger, CompDent will become the successor to all of the rights, interests, duties and obligations of TAGTCR, including, without limitation, those arising under this Agreement, and after the Merger, CompDent shall be deemed to be a party to this Agreement and all references in this Agreement to TAGTCR or the "Company" shall be deemed to be references to CompDent.

                  WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's board of directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1.       Board of Directors.

                  (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective, each Stockholder shall vote all of his or its Stockholder Shares (other than Rollover Shares, which shares will not be subject to the voting requirements of this Section 1) and any other voting securities (other than Rollover Shares) of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), in order to cause:
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                           (i)      the authorized number of directors on the
         Board to be the amount necessary to allow for the designations provided for pursuant to Section 1(a)(ii) below;

                           (ii) the following persons to be elected to the Board (each a "Director"):

                                    (A)      up to three representatives
                  designated by the holders of a majority of the GTCR Shares from time to time (the "GTCR Directors"), with Donald J. Edwards serving as the sole initial GTCR Director;

                                    (B)      up to three representatives
                  designated by the holders of a majority of the TA Shares from time to time (the "TA Directors"), with Roger B. Kafker serving as the sole initial TA Director;

                                    (C)      David R. Klock, for so long as he
                  is an officer of the Company and Phyllis A. Klock, for so long as she is an officer of the Company (collectively, the "Management Directors");

                                    (D)      in the event that neither David R.
                  Klock nor Phyllis A. Klock is serving on the Board pursuant to clause (C) above, one representative designated by the holders of a majority of the Klock Shares from time to time (the "Management Stock Director"); and

                                    (E)      up to three representatives who
                  are jointly designated by, and mutually acceptable to, the holders of a majority of the Requisite Shares from time to time (the "Outside Directors"), and at any time during which the holders of a majority of the Requisite Shares cannot mutually agree on an Outside Director, such position shall remain vacant (the term "holders of a majority of the Requisite Shares" means at least two of the following three groups: the holders of a majority of the GTCR Shares, the holders of a majority of the TA Shares and the holders of a majority of the Klock Shares);

                           (iii) the Chairman of the Board of Directors (the "Chairman") to be one of the Directors designated pursuant to Section 1(a)(ii) above and one who is jointly designated by, and mutually acceptable to, the holders of a majority of the Requisite Shares to serve in such capacity, with David R. Klock serving as the initial Chairman, and at any time during which the holders of a majority of the Requisite Shares cannot mutually agree on a Chairman, no Director shall be designated as the Chairman; provided that, notwithstanding the foregoing, for so long as David R. Klock or Phyllis A. Klock is the Company's Chief Executive Officer, such Person shall also serve as the Chairman;



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                           (iv)     the establishment of a compensation
         committee (the "Compensation Committee") comprised of one GTCR Director, one TA Director and one Management Director (and in the event there is no Management Director, then the Management Stock Director); with the Compensation Committee being empowered with, to the fullest extent permitted by law, but subject to any specific limitations imposed by the Certificate of Incorporation or the By-laws of the Company or a resolution of the Board, all of the authority granted to the Board in determining policies, practices and procedures relating to the compensation of executive officers and other managerial and key employees of the Company and its Subsidiaries and the establishment and administration of employee benefit plans and stock option plans;

                           (v) the removal from the Board (with or without cause) of any GTCR Director upon the written request of the holders of a majority of the GTCR Shares;

                           (vi) the removal from the Board (with or without cause) of any TA Director upon the written request of the holders of a majority of the TA Shares;

                           (vii) the removal from the Board (with or without cause) of any Management Director promptly after such time as such individual ceases for any reason to be an officer of the Company;

                           (viii) the removal from the Board (with or without cause) of any Management Stock Director upon the written request of the holders of a majority of the Klock Shares;

                           (ix) the removal from the Board (with or without cause) of any Outside Director upon the written request of the holders of a majority of the Requisite Shares; and

                           (x) in the event that any representative designated hereunder resigns or for any other reason ceases to serve as a member of the Board during his term of office, the filling of the resulting vacancy by a representative designated by the Person or Persons originally entitled to designate such director pursuant to
         Section 1(a)(ii) above.

                  (b) There shall be at least four meetings of the Board during every fiscal year, at least one of which shall be held in each 120-day period during the Company's fiscal year. The Company shall pay all out-of-pocket expenses incurred by each Director in connection with attend ing regular and special meetings of the Board, the board of directors of any Subsidiary of the Company and any committee thereof. So long as any Director designated hereunder serves on the Board and for at least three years thereafter, the Company shall maintain directors and officers indemnity insurance coverage satisfactory to the holders of a majority of the Requisite



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Shares, and the Company's certificate of incorporation and bylaws shall provide for indemnification and exculpation of Directors to the fullest extent permitted under applicable law.

                  (c) Notwithstanding anything to the contrary contained in this Section 1, in the event the holder or holders of the Company's Convertible Preferred Stock exercise their right to elect directors to the Board during a Voting Period (as defined in the Company's Certificate of Incorporation), the provisions of this Section 1 shall remain in effect; provided that the size of the Board shall be increased by the number of directors who are elected by the holders of the Company's Convertible Preferred Stock in accordance with the Company's Certificate of Incorporation.

                  (d) The provisions of this Section 1 shall terminate automatically and be of no further force and effect upon the earlier of the consummation of a Sale of the Company or a Qualified Public Offering.

                  2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement, (iii) all Stockholder Shares have been acquired by such Stockholder for investment and not with a view to the sale or distribution thereof within the meaning of the Securities Act, (iv) such Stockholder has no present intention of selling or otherwise disposing of any of the Stockholder Shares for his or its own account, and (v) such Stockholder has been advised that the Stockholder Shares have not been registered with the Securities and Exchange Commission and may not be offered, sold or otherwise transferred except in compliance with the Securities Act. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                  3.       Restrictions on Transfer of Stockholder Shares.

                  (a) Participation Rights. At least 40 days prior to any sale, transfer, assignment, pledge or other disposal (a "Transfer") of any Stockholder Shares by any Stockholder which, together with its Affiliates and Permitted Transferees, holds at least 25% of the Common Stockholder Shares as of immediately prior to such Transfer (a "Significant Stockholder") (other than (i) pursuant to a Public Sale or (ii) a Transfer pursuant to Section 3(c) or
Section 4), the transferring Significant Stockholder will deliver a written notice (the "Sale Notice") to the Company and the other Stockholders (the "Other Stockholders"), specifying in reasonable detail the identity of the prospective transferee(s), the Stockholder Shares to be sold and the terms and conditions of the Transfer. In the event that the Other Stockholders hold (x)



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the class of Stockholder Shares which are to be transferred, (y) securities convertible, exchangeable or exercisable for the class of Stockholder Shares which are to be transferred, or (z) securities into which the class of Stockholder Shares which are to be transferred are convertible, exchangeable or exercisable, they may elect to participate in the contemplated Transfer by delivering written notice to the transferring Significant Stockholder within 15 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer ("Participating Stockholders"), the transferring Significant Stockholder and each Participating Stockholder will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares of such class, or securities convertible, exchangeable or exercisable for Stockholder Shares of such class (or securities into which such class of Stockholder Shares are convertible, exchangeable or exercisable), equal to the product of (i) the quotient determined by dividing the number of Stockholder Shares of such class and securities convertible, exchangeable or exercisable for Stockholder Shares of such class held by such Person by the aggregate number of Stockholder Shares of such class and securities convertible, exchangeable or exercisable for Stockholder Shares of such class owned by the transferring Significant Stockholder and all Participating Stockholders and (ii) the number of Stockholder Shares of such class and securities convertible, exchangeable or exercisable for Stockholder Shares of such class to be sold in the contemplated Transfer; provided that for purposes of this sentence, (A) Stockholder Shares which have not vested (and will not vest as a result of such transaction) or are subject to repurchase by the Company for less than fair market value shall not be considered to be Stockholder Shares and (B) all Stockholder Shares held by any Permitted Transferee of any Other Stockholder shall be deemed held by such Other Stockholder himself or itself. The transferring Significant Stockholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any contemplated Transfer, and the transferring Significant Stockholder shall not Transfer any of its Stockholder Shares to the prospective transferee(s) unless (1) the prospective transferee(s) agrees to allow the participation of the Participating Stockholders or (2) the transferring Significant Stockholder agrees to purchase the number of such class of Stockholder Shares from any Participating Stockholders which the Participating Stockholders would have been entitled to sell pursuant to this Section 3(a). If any securities convertible, exchangeable or exercisable for Stockholder Shares are included in any Transfer under this Section 3(a), the purchase price for such securities shall be equal to the full purchase price determined hereunder for the Stockholder Shares covered by the portion of such securities to be transferred, adjusted by the aggregate exercise price for such shares. Each Stockholder transferring Stockholder Shares pursuant to this Section 3(a) shall pay his or its pro rata share (based on the number of Common Stockholder Shares to be sold) of the expenses incurred by the Stockholders in connection with such transfer and shall be obligated to join on a pro rata basis (based on the number of Common Stockholder Shares to be sold) in any indemnification or other obligations that the transferring Significant Stockholder agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's



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title to and ownership of Stockholder Shares).

                  (b) First Refusal Rights. At least 40 days prior to any Transfer of Stockholder Shares by any Stockholder which, together with its Affiliates and Permitted Transferees, holds less than 25% of the Stockholder Shares as of immediately prior to such Transfer (other than (i) pursuant to a Public Sale, (ii) a Transfer to the Company, (iii) a Transfer pursuant to a Senior Management Agreement, or (iv) a Transfer pursuant to Section 3(a),
Section 3(c) or Section 4), the Stockholder making such Transfer (the "Minority Transferor") shall deliver a written notice (the "Transfer Notice") to the Company and each Significant Stockholder that it desires to Transfer Stockholder Shares of such class, specifying in reasonable detail the identity of the prospective transferee(s), the number to be transferred and the terms and conditions of the Transfer, including the proposed price per Stockholder Share of such class (which price shall be payable solely in cash at the closing of the transaction or in installments over time). The Company may elect to purchase all or any portion of the Stockholder Shares to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Minority Transferor within 15 days after the Transfer Notice has been given to the Company. If for any reason the Company does not elect to purchase all of the Stockholder Shares to be transferred, the Significant Stockholder(s) shall be entitled to purchase the Stockholder Shares which the Company has not elected to purchase (the "Available Shares"), upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Minority Transferor within 30 days after the Transfer Notice has been given to the Significant Stockholder(s). If more than one Significant Stockholder elects to purchase the Available Shares, the Available Shares will be allocated among such electing stockholders pro rata according to the number of Common Stockholder Shares owned by each such electing stockholder. The closing of the purchase of any Stockholder Shares pursuant to this Section 3(b) shall take place within 60 days after the date on which the parties to such purchase have been finally determined pursuant to this Section 2(b). Notwithstanding the foregoing, if the Company and the Significant Stockholder(s) do not elect to purchase, collectively, all of the Stockholder Shares of a class specified in the Transfer Notice, then the Minority Transferor may transfer all of the Stockholder Shares of such class specified in the Transfer Notice to the transferee(s) identified in the Transfer Notice for (i) a price no less than the price specified in the Transfer Notice and (ii) other terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice, during the 90-day period immediately following the date on which the Transfer Notice has been given to the Company and the Significant Stockholder(s). Any Stockholder Shares not transferred within such 90-day period will be subject to the provisions of this Section 3(b) upon subsequent transfer.

                  (c) Permitted Transfers. The restrictions contained in this Section 3 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of a Stockholder who is an individual, pursuant to applicable laws of descent and distribution, or among such individual's Family Group, (ii) in the case of a Stockholder which is an entity,



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among such entity's Affiliates, (iii) in the case of the GTCR Investors, up to ten percent of each class of Stockholder Shares held by the GTCR Investors on the date hereof, to employees of, consultants to and advisors to (or any entity formed for their benefit) the GTCR Investors or any of their Affiliates; and
(iv) in the case of the TA Investors, up to ten percent of each class of Stockholder Shares held by the TA Investors on the date hereof, to employees of, consultants to and advisors to (or any entity formed for their benefit) the TA Investors or any of their Affiliates; provided that the restrictions contained in this Section 3 shall continue to be applicable to the Stockholder Shares after any of the foregoing Transfers, and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Stockholder Shares so transferred. All transferees permitted under this Section 3(c) are collectively referred to herein as "Permitted Transferees." Each Permitted Transferee shall be deemed a Stockholder for purposes of this Agreement.

                  (d) Other Agreements. Notwithstanding anything herein to the contrary, the rights of any Stockholder to Transfer any Stockholder Shares pursuant to the terms of this Agreement shall be subject to all such other limitations and restrictions, if any, to which such Stockholder or such Stockholder Shares are subject, including, by way of example but not in limitation of the foregoing, the Senior Management Agreements to which the certain of the Stockholders are party.

                  (e) Termination of Restrictions. The restrictions set forth in this Section 3 shall continue with respect to each Stockholder Share until the earlier of (i) the transfer of such Stockholder Share in a Public Sale, or (ii) the consummation of a Sale of the Company or a Qualified Public Offering.

                  4.       Sale of the Company.

                  (a) If the Board and the holders of a majority of the Common Stockholder Shares (which majority must include the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares) approve a Sale of the Company to an Independent Third Party (an "Approved Sale"), each holder of Stockholder Shares shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each holder of Stockholder Shares shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Stockholder Shares shall agree to sell all of his Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions approved by the Board and the holders of a majority of the Common Stockholder Shares (which majority must include the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares). Each holder of Stockholder Shares shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.



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                  (b)      The obligations of the holders of Stockholder Shares
with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of each class of Stockholder Shares shall receive the same form and amount of consideration per share of Stockholder Shares as the other holders of such class, or if any holders of a class of Stockholder Shares are given an option as to the form and amount of consideration to be received, all holders of such class shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire Stockholder Shares shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of Stockholder Shares or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Stockholder Shares received by holders of such class of Stockholder Shares in connection with the Approved Sale less the exercise price per share of such class of Stockholder Shares of such rights to acquire such class of Stockholder Shares by (2) the number of shares of such class of Stockholder Shares represented by such rights.

                  (c) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Stockholder Shares shall, at the request of the Company, appoint a "purchaser representative" (as such term is defined in Rule 501) reasonably acceptable to the Company and the Company shall pay the fees of such purchaser representative.

                  (d) Each Stockholder transferring Stockholder Shares pursuant to this Section 4 will bear his or its pro rata share (based upon the number of Common Stockholder Shares to be sold) of the costs of any sale of Stockholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all such holders of Stockholder Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by the holders of Stockholder Shares on their own behalf will not be considered costs of the Approved Sale; provided that in any event, the Company will reimburse the Stockholders for the reasonable cost (not to exceed $30,000) of one counsel selected by the holders of a majority of the Klock Shares to advise such holders with respect to tax and legal issues in connection with such Approved Sale. Each Stockholder transferring Stockholder Shares pursuant to this Section 4 shall be obligated to join on a pro rata basis (based on the number of Common Stockholder Shares to be sold) in any indemnification or other obligations that are part of the terms and conditions of the Approved Sale (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Stockholder Shares) (the "Company Indemnity Obligations"). Notwithstanding the foregoing,
(i) unless they agree otherwise, neither David R. Klock nor Phyllis A. Klock shall be obligated in connection with any



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Approved Sale to agree to indemnify or hold harmless the transferees with respect to Company Indemnity Obligations in an amount in excess of 30% of the proceeds paid to such Person in connection with the Approved Sale, and (ii) no other Stockholder shall be obligated in connection with any Approved Sale to agree to indemnify or hold harmless the transferees with respect to Company Indemnity Obligations in an amount in excess of the total proceeds paid to such Person in connection with the Approved Sale.

                  5. Restrictions. The Company shall not, without the prior written consent of the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares:

                  (a) declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities;

                  (b) except as expressly contemplated by this Agreement and the other agreements contemplated hereby, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;

                  (c) except as permitted by Section 5(o) below, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) by the Company or any Subsidiary of (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities), other than any such issuances by a Subsidiary to the Company or another Subsidiary;

                  (d) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than a wholly-owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except in the ordinary course of business;

                  (e) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than the Company or a wholly-owned Subsidiary);

                  (f) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than the lesser of (A) $5.0 million and (B) 5% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of fair market value,



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determined by the Board in its good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

                  (g) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes) or permit any Subsidiary to effect any such transaction;

                  (h) acquire, or permit any Subsidiary to acquire, any interest in excess of $5.0 million in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture in which it contributes and/or makes a commitment to contribute in excess of $5.0 million in cash or property or which expressly subjects the Company and its Subsidiaries to liabilities in excess of $5.0 million;

                  (i) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than those related to the dental industry;

                  (j) become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would restrict
(i) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (ii) the Company's right to perform the provisions of this Agreement, the other agreements contemplated hereby, the Certificate of Incorporation or the Company's Bylaws;

                  (k) except as expressly contemplated by this Agreement, make any amendment to the Certificate of Incorporation, or the Company's Bylaws, or file any certificate of designations with the Secretary of State of the State of Delaware;

                  (l) enter into, materially amend, modify or supplement, or permit any Subsidiary to enter into, materially amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a significant beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

                  (m) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness in excess of $5.0 million;

                  (n) make aggregate capital expenditures (including, without limitation,



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

payments with respect to capitalized leases, as determined in accordance with
GAAP) in any year on a consolidated basis in excess of 200% of the aggregate amount provided therefor in the annual budget for such year;

                  (o) adopt any new stock option plan or employee stock ownership plan or issue any shares of Stock to its or its Subsidiaries' employees other than a stock option plan approved by the Board with respect to Common Stock employees of the Company and its Subsidiaries for not more than 500,000 shares of Common Stock with exercise prices not less than the fair market value of the stock at the time of the grant with such vesting requirements as the Board or the Compensation Committee shall determine;

                  (p) engage, or permit any Subsidiary to engage, in any transaction which is reasonably likely to cause GTCR or TA or any of their limited partners which are exempt from income taxation under Section 501(a) of the IRC and, if applicable, any pension plan that any such limited partner may be a part of, to recognize unrelated business taxable income as defined in
Section 512 and Section 514 of the IRC; or

                  (q) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

                  6. Affirmative Covenants. The Company shall, and shall cause each Subsidiary to, unless it has received the prior written consent of the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares:

                  (a) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

                  (b) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

                  (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

                  (d) comply with all other material obligations which it incurs pursuant to any material contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

                  (e) comply in all material respects with all applicable laws, rules and regulations of all governmental authorities;

                  (f) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business, to the extent such insurance is reasonably available;

                  (g) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

                  (h) in connection with any transaction in which the Company or any of its Subsidiaries is involved which is required to be reported under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the "HSR Act"), prepare and file all documents with the Federal Trade Commission and the United States Department of Justice which may be required to comply with the HSR Act, and promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings, in connection with the transactions contemplated thereby; and take all reasonable actions and file and use reasonable best efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the subject transaction.

                  7. Public Disclosures. The Company shall not, nor shall it permit any Subsidiary to, disclose any GTCR Investor's or TA Investor's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such GTCR Investor or TA Investor, unless such disclosure is required (or reasonably believed to be required) by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such GTCR Investor or TA Investor describing in reasonable detail the proposed content of such disclosure and shall permit such GTCR Investor or TA Investor to reasonably review and comment upon the form and substance of such disclosure.

                  8. Securities Law Restrictions on Transfer of Stockholder Shares.

                  (a) General Provisions. Subject to the other limitations contained in this Agreement, Stockholder Shares are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 8(b) below, any other legally available means of transfer.

                  (b) Opinion Delivery. In connection with the transfer of any Stockholder Shares (other than a transfer described in clauses (i) or (ii) of Section 8(a) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act. In addition, if the holder of the Stockholder Shares delivers to the Company an opinion of such counsel that no subsequent transfer of such Stockholder Shares shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Stockholder Shares which do not bear the Securities Act portion of the legend set forth in Section 8(d). If the Company is not required to deliver new certificates for such Stockholder Shares not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section.

                  (c) Rule 144A. Upon the request of any Stockholder, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

                  (d) Legend. Each certificate or instrument representing Stockholder Shares shall be imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ___________, 1999, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF ________, 1999, AND AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER (THE "COMPANY") AND CERTAIN

                  INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

                  (e) Legend Removal. If any Stockholder Shares become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Stockholder Shares, remove the Securities Act portion of the legend set forth in Section 8(d) from the certificates for such Stockholder Shares.

                  9. Public Offering. In the event that the Board and the holders of a majority of the Common Stockholder Shares (which majority must include the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares) approve a Public Offering, the holders of Stockholder Shares (in their capacity as such) shall take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Company's capital structure shall adversely affect the marketability of the offering, each holder of Stockholder Shares shall consent to and vote for a recapitalization, reorganization and/or exchange of the Stockholder Shares into securities that the managing underwriters, the Board and holders of a majority of the Common Stockholder Shares (which majority must include the holders of a majority of the GTCR Shares and the holders of a majority of the TA Shares) find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such Public Offering.

                  10.      Definitions.

                  "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, "Affiliate" shall also mean each general partner and limited partner of such Person. Without limiting the generality of the foregoing, (i) each investment fund managed by Golder, Thoma, Cressey, Rauner, Inc. or any successor thereto shall be deemed to be an Affiliate of each of the initial holders of the GTCR Shares and (ii) each investment fund managed by TA Associates, Inc. or any successor thereto shall be deemed to be an Affiliate of each of the initial holders of the TA Shares.

                  "Common Stock" means the Company's Common Stock, par value $.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

                  "Common Stockholder Shares" means Stockholder Shares which are (i) Common Stock, (ii) warrants, options or other rights to subscribe for or to acquire, directly or indirectly, Common Stock, whether or not then exercisable or convertible (including, without limitation, the Warrants), and
(iii) stock or other securities which are convertible into or exchangeable for, directly or indirectly, Common Stock, whether or not then convertible or exchangeable (including, without limitation, the Convertible Preferred Stock). As to any particular Common Stockholder Shares, such shares shall cease to be Common Stockholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary. References in this Agreement to a majority of, or a certain percentage of, the Common Stockholder Shares, shall be deemed to be references to a majority of the Common Stock represented by the Common Stockholder Shares or a certain percentage of the Common Stock represented by the Common Stockholder Shares, calculated on a fully-diluted basis, as applicable.

                  "Convertible Preferred Stock" means the Company's Convertible Participating Preferred Stock, par value $.01 per share.

                  "Family Group" means, in the case of any individual, his spouse and/or descendants, and any trust, family limited partnership or other entity solely for the benefit of such person and/or his spouse and/or descendants.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "GTCR Investors" means Golder, Thoma, Cressey, Rauner Fund V, L.P., GTCR Associates V, and their Affiliates.

                  "GTCR Shares" means any capital stock, warrants, options or other rights which constitute Stockholder Shares hereunder and which were initially issued to any GTCR Investor. References in this Agreement to "a majority of the GTCR Shares" shall be deemed to be references to a majority of the GTCR Shares that are Common Stockholder Shares, calculated on a fully-diluted basis.

                  "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations under capitalized leases, and (v) any guarantees of any of the foregoing.

                  "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 15% of the Common Stockholder Shares (a "15% Owner"), who is not an Affiliate of any such 15% Owner and who is not the spouse or descendent (by birth or adoption) of any such 15% Owner or a trust for the benefit of any such 15% Owner and/or such other Persons.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified

                  "Klock Shares" means any capital stock, warrants, options or other rights which constitute Stockholder Shares hereunder and which were initially issued to David R. Klock, Phyllis A. Klock, or any of their Affiliates. References in this Agreement to "a majority of the Klock Shares" shall be deemed to be references to a majority of the Klock Shares that are Common Stockholder Shares, calculated on a fully-diluted basis.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Public Offering" means the sale, in an underwritten public offering registered under the Securities Act, of shares of the Company's Common Stock.

                  "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

                  "Qualified Public Offering" means the sale, in an underwritten public offering registered under the Securities Act, of shares of the Company's Common Stock having an offering price to the public of not less than $25.0 million.

                  "Rollover Shares" means any Stockholder Shares resulting from the conversion of the shares of CompDent Common Stock identified on Schedule 2.2(a)(iii) of the Merger

Agreement.

                  "Sale of the Company" means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than Persons who are holders of Stockholder Shares as of immediately after the Merger, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "Senior Management Agreement" means, with respect to any Stockholder, any senior management agreement, subscription agreement, stock option agreement, executive stock agreement, or other similar agreement, to which such Stockholder and the Company are party and which addresses such Stockholder's investment in the Company and any restrictions thereto, including without limitation, any right of the Company to repurchase such Stockholder's Stockholder Shares following the termination of such Stockholder's employment.

                  "Stockholder Shares" means (i) any capital stock of the Company purchased or otherwise acquired by any Stockholder, (ii) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, any capital stock of the Company, purchased or otherwise acquired by any Stockholder, whether or not then exercisable or convertible, and (iii) any stock or other securities which are convertible into or exchangeable for, directly or indirectly, any capital stock of the Company, purchased or otherwise acquired by any Stockholder, whether or not then convertible or exchangeable, (iv) any securities or rights issued or issuable directly or indirectly with respect to the securities and rights referred to in clauses
(i), (ii) and (iii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary.

                  "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

                  "TA Investors" means TA/Advent VIII L.P., Advent Atlantic and Pacific III, TA Executives Fund LLC, TA Investors LLC, and their Affiliates

                  "TA Shares" means any capital stock, warrants, options or other rights which constitute Stockholder Shares hereunder and which were initially issued to any TA Investor. References in this Agreement to "a majority of the TA Shares" shall be deemed to be references to a majority of the TA Shares that are Common Stockholder Shares, calculated on a fully-diluted basis.

                  11. Transfers; Transfers in Violation of Agreement. Prior to transferring any Stockholder Shares to any Person, the transferring Stockholder shall cause the prospective transferee to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement. Any transfer or attempted transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

                  12. Additional Stockholders. In connection with the issuance of any additional equity securities of the Company to any Person, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a "Stockholder" under this Agreement by obtaining the consent of the holders of a majority of the Common Stockholder Shares and an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a "Stockholder" party to this Agreement.

                  13.      Miscellaneous Provisions

                  (a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective against the Company or the holders of Stockholder Shares, unless such modification, amendment, or waiver is approved in writing by the Company and the holders of at least a majority of the Common Stockholder Shares; provided, however, that in the event that such amendment or waiver (i) is with respect to any provision of this Agreement which contains rights which are unique to a single holder or group of holders of Stockholder Shares or (ii) would materially and adversely affect a single holder or group of holders of Stockholder Shares in a manner substantially different than any other holders of Stockholder Shares, then such amendment or waiver will require the consent of such holder of Stockholder Shares or a majority of the Common Stockholder Shares held by such group of holders materially and adversely affected. Notwithstanding the foregoing, if an amendment or modification of this Agreement serves merely to add a party hereto, then such amendment or modification will be effective against the Company and the holders of Stockholder Shares if such amendment or modification is approved in writing by the Company, the holders of a majority of the Common Stockholder Shares and such new party hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (c) Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  (d) Successors and Assigns. Except as expressly otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them.

                  (e) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  (f) Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  (g) Notices. Any notice provided for in this Agreement shall be in writing and shall be either (i) personally delivered, (ii) sent by registered or certified mail (return receipt requested and postage prepaid),
(iii) sent by reputable overnight courier service (charges prepaid), or (iv) sent by facsimile, in each case, to the Company at the address set forth below and to any other recipient at the address indicated on the Notices Schedule attached hereto, or if such recipient is not listed on the Notices Schedule attached hereto, at the address indicated by the Company's records. Any Person may change its address for purposes of this Agreement by providing prior notice of such change to the other parties hereto in accordance with this Section. Notices will be deemed to have been given hereunder (i) when delivered personally, (ii) three days after being mailed, (iii) one day after deposit with a reputable overnight courier service, or (iv) in the cases of notices sent by facsimile, when receipt is acknowledged. The Company's address is:

                                    CompDent Corporation
                                    100 Mansell Court East, Suite 400
                                    Roswell, Georgia 30076
                                    Attention: President
                                    Facsimile: (770) 992-4349

                                    with copies to:

                                    Golder, Thoma, Cressey, Rauner, Inc.
                                    6100 Sears Tower
                                    Chicago, Illinois 60606-6402
                                    Attention: Donald J. Edwards
                                    Facsimile: (312) 382-2201

                                    TA Associates, Inc.
                                    High Street Tower, Suite 2500
                                    125 High Street
                                    Boston, MA  02110
                                    Attention: Roger B. Kafker
                                    Facsimile: (617) 574-6728

                                    Kirkland & Ellis
                                    200 East Randolph Drive
                                    Chicago, Illinois  60601

                                    Attention:  Sanford E. Perl
                                    Facsimile: (312) 861-2200

                  (h) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (i) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

                  (k) Construction. Whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. All references to Sections and Paragraphs refer to sections and paragraphs of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than limitation.

                  (l) Board Approval. Whenever this Agreement calls for or refers to the consent or approval of any matter by any holder of GTCR Shares or any holder of TA Shares, such consent or approval shall be deemed given by such holder if each of such holder's designees on the Board has, in his capacity as a director of the Company, given his consent or approval with respect to such matter at a duly convened meeting of the Board or pursuant to an effective unanimous written consent of the Board, unless, with respect to any given matter, such holder notifies the Company in writing that the consent or approval at the Board level by such holder's designees on the Board does not constitute the consent or approval by such holder itself.

                  (m) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.


                               TAGTCR ACQUISITION, INC.


                               By
                                   --------------------------------------------
                               Its
                                   --------------------------------------------


                               GOLDER, THOMA, CRESSEY, RAUNER
                                 FUND V, L.P.

                               By: GTCR V, L.P., its General Partner


                                   By:  Golder, Thoma, Cressey, Rauner, Inc.
                                   Its: General Partner

                                          By:
                                               --------------------------------
                                          Its: Principal


                               GTCR ASSOCIATES V


                               By:  Golder, Thoma, Cressey, Rauner, Inc.
                               Its: Managing General Partner


                                          By:
                                               --------------------------------
                                          Its: Principal


                               TA/ADVENT VIII L.P.


                               By: TA Associates, Inc., its General Partner


                                   By
                                       ----------------------------------------
                                   Its
                                       ----------------------------------------

           [CONTINUATION OF SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]


                               ADVENT ATLANTIC AND PACIFIC III

                               By: TA Associates, Inc., its General Partner


                                   By
                                       ----------------------------------------
                                   Its
                                       ----------------------------------------


                               TA EXECUTIVES FUND LLC

                               By: TA Associates, Inc., its Manager


                                   By
                                       ----------------------------------------
                                   Its
                                       ----------------------------------------


                               TA INVESTORS LLC

                               By: TA Associates, Inc., its Manager


                                   By
                                       ----------------------------------------
                                   Its
                                       ----------------------------------------


                               NMS CAPITAL, L.P.

                               By:  NMS Capital Management LLC
                               Its: General Partner


                                    By
                                        ---------------------------------------
                                    Its
                                        ---------------------------------------



                               ------------------------------------------------
                               David R. Klock



                               ------------------------------------------------
                               Phyllis A. Klock

                                [OTHERS TO COME]

                                NOTICES SCHEDULE



Golder, Thoma, Cressey, Rauner Fund V, L.P., or       David R. Klock, or
GTCR Associates V                                     Phyllis A. Klock
6100 Sears Tower                                      c/o CompDent Corporation
Chicago, Illinois 60606-6402                          100 Mansell Court East, Suite 400
Attention: Donald J. Edwards                          Roswell, Georgia  30076
Facsimile: (312) 382-2201                             Facsimile: (770) 992-4349


         with a copy to:                                       with a copy to:
         ---------------                                       ---------------

         Kirkland & Ellis                                      Holland & Knight LLP
         200 East Randolph Drive                               400 North Ashley Drive, Suite 2300
         Chicago, Illinois  60601                              Tampa, Florida 33602-4300
         Attention:  Sanford E. Perl                           Attention: Robert Grammig
         Facsimile: (312) 861-2200                             Facsimile: (813) 229-0134

TA/Advent VIII L.P.,
Advent Atlantic and Pacific III,
TA Executives Fund LLC, or                                     [OTHERS TO COME]
TA Investors LLC
c/o TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, MA  02110
Attention: Roger B. Kafker
Facsimile: (617) 574-6728

         with a copy to:
         ---------------

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601
         Attention:  Sanford E. Perl
         Facsimile: (312) 861-2200


NMS Capital, L.P.


--------------------------

--------------------------

--------------------------



                                    - 25 -